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Exhibit 99.1



                                SORRENTO NETWORKS

                            Moderator: Joe Armstrong
                                September 4, 2003
                                  4:00 p.m. CT



Operator: Thank you and welcome to Sorrento Networks Second Quarter Fiscal Year
     2004 Earnings conference call.

     Please note that the quarterly release was issued today and can be accessed online at www.sorrentonet.com.

     On the call with us today are Mr. Phil Arneson, Chairman and Chief Executive Officer; Mr. Joe Armstrong, Chief Financial Officer; Mr. Tom Alexander, Chief Executive Officer of LuxN Inc.; Mr. Manfred Seehagen, Vice President European Operations; and Mr. Mitch Truelock, Vice President of Sales and Marketing.

     Before we begin today's call, I would like to mention that the company's remarks will contain certain forward-looking statements. By their nature, such predictive statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those estimates that are given today. I refer you to Sorrento's most recent 10-K and 10-Q filings, which include detailed explanations of those risks.




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     With that, I would like to turn the call over to Mr. Phil Arneson, Chairman and Chief Executive officer. Please go ahead, sir.

Phillip Arneson: Thank you, Josh. Hi, everyone, and thanks for joining our conference call today. I'll begin by going through our agenda for today's call. First, I'll review our major achievements and make comments about the state of the company. Then Joe Armstrong will cover our second quarter financial results, followed by Tom Alexander who will discuss the status of our integration of LuxN. And then Manfred Seehagen will cover our activity in Europe. Finally, Mitch Truelock will discuss our North American customers, markets, and products. I'll wrap it up with some brief concluding remarks and we will then entertain a few questions. So that's our program for today.

     The overall message I wish to convey to you today is that Sorrento continues to make steady progress. We are proud of the tremendous progress that we have made in improving our performance. In the past, we have made some very difficult decisions to cut expenses, trim facilities, and reduce staff. And these actions were necessary and have yielded very positive results. While we still have challenges to overcome, we believe that we're on path to rebuilding shareholder value. Our accomplishments during the past 18 months give us confidence that we will emerge from this challenging market environment stronger than ever.

     Allow me to highlight some of our accomplishments. As we reported earlier, we completed the capital and corporate restructuring. This is now behind us and we are focused on improving the business. This recapitalization represents a new beginning for Sorrento. The restructuring dramatically improves our balance sheet, increases our sales opportunities with major customers and provides us flexibility to raise additional capital in the future. In the addition, the contemplated merger of our two operating subsidiaries will simplify our corporate structure. And with this huge management distractions behind us, we can now focus all of our energy on growing the business.




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     Secondly, the acquisition of LuxN. We closed this transaction just after the second quarter closed. This merger adds best of breed optical access products to Sorrento Networks product portfolio. It greatly expands our addressable market. It also adds more than 20 customers to Sorrento's customer base. In summary, this merger is a very positive move for Sorrento and Tom Alexander will be commenting on that in just a few minutes.

     We have maintained and expanded Sorrento's blue chip customer base. Sorrento remains one of the key suppliers in our marketplace. We are leading in WDM applications in the cable MSO market, and we are a leader in SAN applications in Europe. We now have with the addition of the LuxN customer base, more than 2,000 nodes in service. Revenues for the quarter were softer than we would've liked. They were effected by the timing of customer spending and not by changing customer loyalty or need. Sales were soft, however, our second quarter gross margin improved to 30 percent, which was a 20 percent increase from the previous quarter. We delivered continued improvements in operating expense and Joe Armstrong will cover that in detail.

     We continue to focus on business development and product enhancements. We achieved IBM total storage proven status, which means that the GigaMux and JumpStart products are interoperable with IBM's storage platforms. That's a big plus. We achieved RUS or Rural Utility Service Certification, and this opens opportunities with rural utility and telephone companies. We announced a 10-port Gigabyte Ethernet multiplexer for BOD applications, the first for a family of products for this application.

     As you know, we have been aggressive with our expense reductions, working to achieve a sensible balance between revenues and expenses. Our improved performance shows our progress in that area. This resulted in improved margins despite softer sales. And this quarter's operating expenses has also seen a substantial improvement compared to last year although we incurred capital restructuring expenses in the quarter.




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     I'd like to turn now to our challenges. We recognize the need to raise additional working capital, and we are taking action in that regard. We need to improve year to year revenues by continuing to meet the needs of our existing customers, by adding new customers and new distribution partners, and leveraging our synergy with LuxN customers and vice versa. We will continue to enhance the company's product line both through internal R&D and by our partnerships and acquisitions.

     And we have a detailed plan for the successful integration of LuxN with Sorrento, a plan which will ensure the value proposition that we committed to from the merger. And Tom Alexander, again, will cover that in just a few minutes. As a result of our execution and relentless cost reduction and our commitment to enhancing our technology, we continue to see our efforts come to fruition. I'd like to turn now to our financials, and so doing, I will turn the meeting over to Joe Armstrong. Joe.

Joe Armstrong: OK. Thank you, Phil. First, I will review the revenue, some of our customer details, then go over our income statement for the quarter and year to date. And finish off with a review of the balance sheet, some of the pertinent information on the balance sheet. Our sales for the quarter that we had previously announced and pre-released was $4.5 million in revenue on a consolidated basis. That was broken out between Sorrento Network Inc. and Meret of $4 million for Sorrento Networks Inc. and 500,000 approximately for Meret.

     Our sales for the quarter were down from the first quarter by 43 percent. However, when you look at our sales on a combined basis for first and second quarter, our year to date sales of 12.3 million were actually up 10 percent over the prior year, and up 15 percent for Sorrento Networks Inc. which showed revenue of approximately $11 million year to date.




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     Our revenues for Meret were down year to date of about $300,000. That's primarily due to timing of certain orders. They come in on large basis of those orders and our revenues do fluctuate from Meret based upon those types of orders. We shipped to regarding Sorrento Networks Inc. domestically 78 percent of our revenue went to North America. Europe accounted for 15 percent of our revenues for the quarter, second quarter. And Asia, which was highlight in the quarter was up seven percent. And we see that the Asian sales to be a pickup going forward and we'll talk about that in just a little while.

     In terms of comparison, our North American sales were 78 percent versus 70 percent in the first quarter. However, they were substantially higher in the second quarter of the prior year, which accounted for 60 percent of our sales. So our decrease substantially was really in Europe, which again, 15 percent for the second quarter. That compares to 40 percent for the second quarter in the prior year. Our revenues were down primarily because of two large customers that we typically get orders from. And Mitch Truelock and Manfred Seehagen will comment upon the sales perspective regarding that in the future.

     The number of customers that we shipped during the quarter was 12, and that was the same as the number of customers we shipped in the prior year. But down from the 14 customers that we shipped in the first quarter of fiscal year '04. Our average customer shipments were down 334,000 as an average versus 483 in the first quarter, and 433 in the second quarter of fiscal year '03.

     The largest customer that we shipped during the quarter accounted for 35 percent of our sales was 1.4 million. And that compares to our largest customer shipped in the second quarter of FY '03 of 1.2 million, which accounted for 23 percent of our sales. In the first quarter of '04, our largest customer accounted for 40 percent of our revenues at 2.7 million.




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     A break down of our customers shipped during the quarter, the 12 customers versus the 12 customers that we shipped in the second quarter of '03 break down is this. MSOs, we shipped at two, (Utilicons) we shipped to one and that compares to two in FY '03. Integrators we shipped to five versus three in FY '03, which was up two. PTT's one versus one in the prior year. CLECs we shipped to two versus two in the prior year. Enterprise customers, we shipped to one, the same as in the prior year. And independent telcos we shipped to one in the prior year, but did not ship one in the current quarter. We added one new customer during the quarter, which was an enterprise customer.

     Our top three customers accounted for 77 percent of our revenue volume and that compares to 75 percent of our revenue volume, which was accounted for our top three customers in the first quarter of FY '04 and compares to 62 percent for our top three customers in second quarter of FY '03. Our top five customers accounted for 85 percent of our revenues, it's very close to what accounted for in the first quarter of FY '04 at 86 percent.

     The total on the Sorrento Network (Inc.) side over 30 customers, and with the addition of LuxN, we will see an additional 20 customers added to that
     (base), where there's opportunities to sell not only the LuxN product obviously, but also our current product on the Sorrento Networks Inc. line.

     Our gross margins for the quarter, moving on to the P&L improved 20 percent primarily the result of our concentrated effort on reducing overhead. Our gross margins in total were 30 percent versus 25 percent in the first quarter of FY '04 and compared to a negative 44 percent in the second quarter of FY '03. In the second quarter of FY '03, the company took certain inventory reserves, which was charged the cost of goods and effected the gross margins for that period. Our gross margins for Sorrento Networks Inc., 28 percent; Meret, 50 percent compared to 25 and 23 percent in the first quarter.




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     Operating expenses continued to improve. For the quarter, they were down two percent, 5.5 million versus 5.6. However, on a comparison between the prior year, our operating expenses had been decreased by 55 percent. Our operating loss for the period was 4.1 million. That compares to 3.6 million loss in the first quarter and compares to a $14.4 million loss in the second quarter of FY '03. On a year to year basis, we've been able to cut our operating losses by 72 percent.

     Other income actually showed a significant increase primarily the result of two items. One was the restructuring and the retirement of our ventures, which produced other income on our income statement, and also the sale of marketable securities, which we recognized income on that. The result of both these transactions produced almost $17 million in positive income, so that the net income for the period was 12.5 million versus 6.2 million on a loss in the first quarter of FY '04, and a $15.8 million loss when compared to second quarter of FY '03.

     Moving on to the balance sheet, the (data) focused on our balance sheet right now, as Phil mentioned, our working capital where cash for the period ended at 5.1 million, securities, 100,000. So we ended with cash and securities of 5.2 million. And that compares to 8.8 million in the first quarter of FY '04.

     As we mentioned previously, our expenses in the restructuring were significant. However, we have completed that and we will not have that continue drain on legal cost as we have had in the past. We also raised cash on our merger with LuxN, which brought to the table approximately $3.8 million after the quarter as we completed that acquisition on August 8th.

     Our accounts receivable for the period were down 1.8 million, that was $3.2 million of receivables at the end of the quarter versus five, producing an average sales days outstanding of 65 versus 57 in the first quarter of FY '04, and 62 days at the end of the year. The increase was 14 percent, however, a lot of that was geared toward shipping product in the last month of the quarter. And I




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     can say we have a very solid customer base. It continues to pay our bills on time and we're proud of that.

     Our inventory for the quarter rose approximately $700,000, 12.7 million versus 12 million in the first quarter. The rise of that, part of that is planning for future shipments. We've made significant progress in controlling our inventory year to year where we've seen substantial reductions in our inventory. We feel that with our annualized sales today if you just doubled that and you look at the inventory turns on our inventory, it shows as one of the better inventory records in the telecom industry. And we'll continue to focus and try to make improvements on our inventory. Other assets at $20 million versus 21.7 in the first quarter. Total assets, approximately 41.5 versus 48 in the first quarter of FY '04.

     The big significant improvement on our balance sheet has been on the liabilities and stockholders equity section. Current liabilities have decreased by almost $53 million. Actually, 52.3, our currently liabilities
     11.7 versus 64 at the end of the first quarter, and $68 million at the end of our fiscal year on 131.03, an 83 percent improvement in the reduction of our current liabilities

     Also, our long-term liabilities have significantly improved by almost 25 percent from our year end, 16.7 million, which includes 13.1 million on the new (debenture) which is due in August of 2007. And the 16.7 million compares to approximately $22 million in liabilities at the end of our fiscal year.

     Finally, our stockholder's equity improved from a negative $40 million to a positive $13.1 million at the end of the second quarter of FY '04. That qualifies us for a continued NASDAQ listing and with the acquisition of LuxN, we will see an additional 5.8, almost $6 million in shareholders equity to be added to our stockholder's equity.



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     Again, our Debenture payable is due in August of 2007 and that compares to our prior Debentures convertible Debentures which was 32.2 million, which was due in August of 2004. So we're proud that the restructuring took place that we had developed some flexibility and improved the balance sheet in that end. With that, that concludes the financial review and I'll turn the time back over to Phil.

Phillip Arneson: Thanks, Joe. I'd like to introduce Tom Alexander, Chief
     Executive of LuxN. And by the way, we now refer to LuxN, which is located in Sunnyvale, California, as Sorrento Sunnyvale. And that's to help distinguish it from Sorrento San Diego. Is that correct, Tom?

Tom Alexander: Absolutely, Phil. Thank you. I speak for LuxN employees and tell you that we are extremely pleased with the merger since it's an acceptance of us by a large player and it's customers. The Sorrento/LuxN merger gives us core to access network solution that meets the demand of our combined customer base and provides new and significant opportunities with markets that we haven't approached in the past.

     Synergies is a term that is overused in these calls, so let me put it another way. We are focused on a complete integration of our combined resources and our products and technology. We are shaping our vision with the feedback from our customers who applauded us for our decision to merge. We see that the bigger stronger Sorrento will bring a greater networking functionality to our customers.

     We are integrating on several levels. But, of course, we are integrating our marketing, support, and sales groups. We have crossed trained everyone in these groups on the existing products on each company. We are actively selling both the product lines, the GigaMux platform as well as the (Ray) system now branded as a single GigaMux product family into our existing accounts.





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     We're also finding applications that we couldn't satisfy before the merger.
     In addition, our combined engineering group is taking the first steps towards integration of the two product families at the data as well as the management levels. Our (landed) channel plans and supported services are already compatible. We are extending our patented (Inwaver) management technology into the GigaMux family. This brings management awareness and control to even the smallest access boxes in a network without the cost and complexity of a dedicated laser data overhead.

     And our transport and switching platform, which we now call it our GigaMux 128, is still unchallenged in the market for high performance, low cost deployment, and provisioning. These features are essential for the growing video on demand and broadband data markets.

     Finally, we are looking at adapting and enhancing our core technology to give our all combined product family. We are responding to our customers who need more data on a (lambda) and more (lambdas) in a network. We are evolving our support of storage area networking in response to security concerns and discovery recovery applications. We are putting more data into the 10 Gigabit (lambdas). And we are evolving our management system to meet the needs of dynamic provisioning and rapid and flexible service deployment in both standalone applications and when integrated with existing carrier base management systems.

     We continue to work closely with our customer base as we grow. Our market and our technical choices are shaped by our current network and the customization ((inaudible)) at random. We are listening and our (near-term) performance in delivery will definitely demonstrate that. Thank you, Phil.

Phillip Arneson: Tom, before you turn it back to me, would you tell our listening audience and participants a little bit about the history of LuxN?




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Tom Alexander: Yes, I'd be happy to do that. LuxN was actually founded in 1998, nearly - well over $135 million worth of investment have gone into developing access products. We've assembled a great team of talented professionals who are working there to achieve better - as a matter of fact, in 2001, our first year of conception, we got nearly 40 customers and we continue to grow. Thank you.

Phillip Arneson: Thank you, Tom.

     Our next presenter is Manfred Seehagen, who is the Vice President of the European Operations. And Manfred is teleconferencing with us today from Stuttgart. Manfred.

Manfred Seehagen: Yes. Thanks, Phil. First, let me give you a brief history on Europe. We - the first system has been shipped in 1998 to RTC. It's a (real time center) for (aged large banks) in Switzerland. And this system has been deployed by one of our partner, the system integrator (DeltaNet). In 2000, we set up some offices in Europe. We had our first sale in Europe in
     (July) 2000. Deployment by (UPC), Deutsche Telekom, (DataCom), (Switch) and others in 2000 and 2001. Today we have ongoing deployment and we're adding new partners. We have an installed base of greater than 30,000 euros.

     Main applications we're seeing, in the middle market - in the middle and the regional market (it's keep up with) Ethernet, telecom infrastructure, cable TV, and (Sun is just a) recovering (nearing of this). We're seeing trends for CWDM for (Sun) applications and also for infrastructure in the carrier market. (DW) Ethernet in middle and regional, telecom infrastructure, trends from - to 10 gigabit LAN and (start - the start) network guide from (SCON) to (FICON) and (FICON) and (fibrechannel) with
     2.1 (gig). Today we have 45 highly satisfied customers and enterprises in Europe.





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     Some market (segments). If you're looking to the middle and regional markets, we can see a strong interest in (plans) for middle and regional deployment. We're seeing also a rising (benefits) demand in the carrier markets, especially in the carrier-carrier market. What is really good is that we're seeing rising numbers of (tenders, RFIs) and a lot of new projects. And this is really what we're seeing (new tenders) and request for information and a lot of new projects. It's much more than it was some months ago. So at this point, we really can't say the market is coming back.

     (Projects), we're seeing more and more infrastructure projects in Eastern Europe. The market itself is driven by enterprise projects and the market also is priced (entity fits) in the middle and regional market. If you're looking to the (Access) and (Sun) market, first of all, first of all, we're seeing a strong investment for security (programs) after September 11th, especially in the (Sun) market. And we also can say that the enterprise businesses is the door opener for the middle infrastructure business. And in this market area, we are the leader in the (Sun) market.

     How are we organized? We're doing direct sales in Germany, UK, and France. Europe in (competent center) and marketing in sales organization space in Stuttgart. We're doing direct or indirect sales in the other regions, Scandinavia, Mediterranean, (phase lock loop) and Eastern Europe directly or indirectly (by our) partners. We have partners, existing partners in place in Switzerland, Germany, Austria, Poland, Scandinavia, Italy, Spain, France. In (Portugal), ((inaudible)) and in the UK and we are adding new partners to our partner list.

     Growth and opportunities in Europe, first, we have a high - we have a large customer base, highly satisfied customer base. We're seeing a lot of recent activities (new tenders coming in), new requests for ISPs from large providers. Some we are (short-listed) at the moment. So our approach to concentrate on market leaders, focus on infrastructure projects to work with partners to add new partners. We have new partnerships in development and to address niche markets, cable TV, storage area networks, and (DW) Ethernet. Back to you, Phil.




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Phillip Arneson: Thank you, Manfred. At this time, I'd like to turn the meeting over to Mitch, who is our - Mitch Truelock, who is Vice President of Sales and Marketing and is our final presenter for the day. And Mitch will cover our North American activity as well as our market and product activity. Mitch.

Mitch Truelock: Great. Thank you, Phil. As Joe indicated, our revenue was down across the board. And in North America, it was primarily due to timing of customer spending, as Phil indicated not by changing customer loyalty. We have not lost a single deal in North America in the last quarter. And then the other primary reason is Comcast, which Phil alluded to.

     We've had large appointments with Comcast over the last two quarters, and with the acquisition of AT&T Broadband by Comcast and that integration, we've seen a drop off in deployments. Although we are seeing activity pick up the integration becomes finalized. So we do expect activity from Comcast to pick up over the next few quarters and definitely into 2004.

     On an additional note, you know, we still have challenges in the telecom environment. Cap ex budgets for 2003 are still tight. Projects must be justified and they're being scrutinized at all levels. However, we do see 2004 budgets currently being put together and increasing spending on infrastructure and video on demand is becoming apparent.

     A new product that will help in this regard are our video on demand product, the 10 port (CD Mux), which is due out next month. And additionally, the access products by LuxN. And I'd like to go over some of the highlights of the LuxN products, which we think are beneficial.

     LuxN provides four different (chassis) to meet different service providers (access) needs from single channel to 16 channel. It provides a multi rate software configurable module that provides (Giga), fiber channel, OC3, 12, and 48. It fits in any of the chassis. They have a (patented) in




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     wavelength management system that reduces cost. There's no additional need for a separate optical service channel. It has CWDM or DWDM in any chassis. Or CWDM or DWDM in the same chassis, so it's extremely flexible. They're (OSMAN) certified (Nets) compliant and fully carrier class.

     As Tom indicated, the LuxN acquisition has been received extremely well by both customer bases. It provides some certainty to LuxN's customers that LuxN will be a survivor. It provides a more complete product portfolio to our own customer base. And LuxN products are already going into our customer's labs.

     The integration of sales and marketing is near completion. And cross selling opportunities into each other's customer bases are beginning to materialize. And I'll also address, before I wrap up, the Asia Pacific markets, where I think the LuxN products will be particularly well suited.

     In Asia Pacific, we're active in Hong Kong, Japan, Korea, China, Taiwan, Singapore and Australia with particular emphasis on Hong Kong and Japan. We also just won our first deployment for DWDM ISP Backbone using Gigabit Ethernet in Japan. We expect additional deployments will be planned in the future.

     The application still driving the markets in Asia Pacific are DSL and enterprise and SAN as well as (Giga). Given the constant activity in Asia Pacific, we expect the LuxN products to be very well suited for that market with the (first wave of division) multiplexing.

     And while the telecom environment is still difficult, there is some good news. Last quarter I said that the metro DWDM appears to be recovering from 2002 levels. One thing I can say given the more recent evidence that we're seeing as far as the number of RP's and projects out there, that either the metro DWDM is in fact recovering from 2002 levels and although Q3 and Q4 will be choppy, we expect that 2004 will definitely be an uptick year for metro DWDM.




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     Carriers continue to use WDM to explore new opportunities. Storage area networking, we see more activity in the United States. Wavelink services and in particular, video on demand. And I'll just leave it with the acquisition of LuxN in our new combined WDM product line, we believe that we're well positioned to assist carriers with these opportunities. That's it, Phil.

Phillip Arneson: Thank you, Mitch. Before I get into my closing remarks and because we're doing really well on our schedule, and we will get to questions later, I wanted to turn it back to Joe Armstrong, and then to Tom Alexander for additional comments. So Joe, would you add to this, please?

Joe Armstrong: Sure. Thank you, Phil. I think part of the financial review and also our strategic review of the company during this quarter, there's two other big accomplishments that took place. One was the restructuring and the other was the LuxN acquisition, which closed shortly thereafter the quarter. And a little bit of details on the restructuring for those that may not have those.

     We closed the restructuring efforts on June 4th of '03, and the conversion price, which was calculated on the close of that for the Debenture and a premium to the (warrants), was - the conversion price was calculated at $5.42. We've been seeing shortly thereafter or immediately thereafter the issuance of the common stock for the retirement of the Series A and the Debenture, a portion of that at eight million shares, 8.030 million shares, which resulted in the total shares outstanding of the company of approximately 8.9 million shares right after the conclusion of the restructuring.

     We did see a significant amount of that stock trade. The price of the stock did go down as the number of shares were issued right after the close. But there has been good volume. Today we had good volume of approximately almost 600,000 shares and an uptake of the stocks of - we do see those shares being absorbed in the marketplace.




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     Our new convertible Debenture as mentioned before, is convertible into 2.3 million shares. We also issued Debentures of 111,000 shares in equivalence for legal expenses incurred with some Series A litigation. So the number of shares upon conversion of the Debenture would be approximately 2.4 million.

     The (Form-10), which is the gating item for the issuance of the warrants was completed yesterday. And the warrants should be going out in the mail probably within the next week to 14 days. The effects of the restructuring certainly strengthened our balance sheet, especially on the liabilities and the owners stockholders' equity simplified the company such that we can see reduced expenses going forward. And it was received positively by both our customer base and as we approach new customers.

     The other main benefit is that it's cleared up the litigation on the company almost totally from that which was outstanding. And we are certainly concentrating now on the operation and improving the business model as a company.

     In terms of the LuxN acquisition, that closed on August 8th. Certainly the benefits of the product line expansion, which we've talked about, fits very nicely with our GigaMux transport products. And as Mitch mentioned, it opens up a total new product sort of avenue for us in the CWDM market that we can take advantage of. It brought cash and technology into the company. We issued approximately 1.374 million shares. There's an additional 550,000 shares that would be subject to shareholder approval, which will be going forward as we near our annual meeting coming up. And 400,000 warrants were issued on that.

     It also brought along an excellent management team. Everyone that visited the team up in Sunnyvale, along with our new customers, have been extremely impressed with the operations and the management up there. And we're certainly excited about the customer base and the opportunities there. So with that, that concludes my brief remarks. Phil.




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Phillip Arneson: Thanks, Joe. Tom, if you could just add to your comments ...

Tom Alexander: OK.

Phillip Arneson: ... relative to LuxN. And then you mentioned that 135 million had been - in capital have been put into LuxN, which obviously went to build a very strong platform of products. Could you comment about how, you know, in other areas besides products, infrastructure, et cetera, money was spent, processes, et cetera?

Tom Alexander: Sure. Absolutely.

     In building an optical networking company, in order to take a product from a development lab to manufacturing very generally accepted and then to go and install it in a customer and carry (lighter) traffic at very speeds continuously with a very low error rate is a very challenging project. In order to do that, we need to have a complete discipline where the design discipline has to be there, where everything has to be properly documented, and the proper achievement has to be made. And this ((inaudible)) very expensive for optical networking.

     And on top of it, we had to get the ISO certification, which is expensive. Then when we started going into the - winning the orders from the RBOC, we had to go into a certification process called (Telecordia), which is very expensive.

     So even though some of the RBOCs did not come as we expected, but the process and the discipline that we went through enabled us to have a very solid product in the marketplace. And that's one of the main attractions why the Sorrento customers are interested in our product. If you have a few more minutes, Phil, I would like to comment about how the merger came about at all.

Phillip Arneson: Yes, please.

Tom Alexander: I think it is very important to bring to the attention of the Sorrento investors as well as our LuxN investors are currently the Sorrento investors, this is not a merger which is brought about by investment bankers. This is actually a merger, which is brought about by suggestions from our common customer base. Each one telling the other, you know, hey product is ((inaudible)) have this we can do more. And the management looked at it and we combined our forces together and did that.

     So that is, from my point of view, two operating management respecting each other and deciding that, you know, there is mutual benefit there. It's significant. And that's what will make it a success. And that's why you will see it will succeed in this process. So is that enough? Do you want me to comment anything more?

Phillip Arneson: Feel free ...

Tom Alexander: OK.

Phillip Arneson: ... anything else you'd like to add?

Tom Alexander: Yes. The other item which I wanted to talk about is actually we mentioned that in 2001 we had 40 customers and then in 2002 timeframe, when the funding for what I call the new (H) carriers or people who are carrying Gigabit Ethernet services to customers is using dark fiber bought from others. That's funding when it dried up our customer base started dwindling down. So naturally, we had to force ourselves into going after RBOCs and inter-exchange carriers. And we did that.

     In 2002, we concentrated on two such large customers going after accounts, our RFP is worth $16 million each and we couldn't succeed in bringing the depreciation even though we have declared as the technology winner, we couldn't bring it in just because of the fact we were a private company and we were not large enough. And hence, we needed a bigger brother and we needed to be - associate ourselves with a public company. And that is another reason why this marriage came about.

Phillip Arneson: Thank you, Tom. I appreciate it. I just wanted to add to what both Joe, and Tom, and Mitch have said - and Manfred, you know, when you think about this product line, and Sorrento and LuxN, what we really have accomplished here with this merger, with this marriage, is Sorrento had - Joe, it was around 125 million put into Sorrento to build it's platform which consistently wins it's technical evaluations. 135 into LuxN, that's $260 million investment into the company.

     And the company sets with a revenue run rate in the neighborhood, if we just double the first half, 26 million or so. Our gross margins are improving. We don't have that far to go to hit our breakeven point. The demand functions are very strong and will continue to get stronger. And I would just like to comment briefly on that.

     I think it's important to remember that these fundamental drivers of demand for broadband networks has not changed. The bandwidth demand continues to increase at 50 to 60 percent per year. Broadband access demand is increasing at more than 80 percent per year. That market will come back. And I'm reminded of the computer industry recession in 1985 and 1986.

     We know that that recession occurred in computers of all kinds. The PC was relatively new at that time. But the minicomputers and the mainframes were hit hard. And everybody was ringing their hands and worrying about when the market would come back and so forth. And we know that it has been a very robust market. Telecommunication will rebound. It will be robust. The drivers of demand are just too fundamental, too profound. So we are managing in this environment to build and to grow and improve. And we're going to be, as we have said before, a survivor. And we will be a participant in the marketplace and build shareholder value in that process.

     And finally, I'd just like to say that basically we're doing what we told you we would do. We've completed the re-capitalization that we promised we'd get done. And in the process, as Joe has mentioned, eliminated the onerous litigation that was associated with that. We continue to improve on our operational performance.

     We're weathering the industry recession or storm. And we will continue to make acquisitions and mergers, such as LuxN, in order to strengthen the company. So while we still have challenges to overcome, we're confident that we're on a path to building the value that you expect and deserve. So thank you for your time. And I'll now open the conference for some questions. Josh.

Operator: Thank you, sir. Today's question and answer session will be conducted electronically. If you have a question, simply press star one on your touch-tone telephone. Once again, that is star one for a question. And in the interest of time, we do ask that you limit yourself to just one question. You can resignal for an additional follow up question.

     And we'll take our first question from Chet White with Merriman Curhan
     Ford.

Chet White: Hi, thank you very much. Can you hear me?

Phillip Arneson: Yes. Hi, Chet.

Chet White: Oh, hi. Sorry. I just wanted to see if you could comment a little bit more on the application of video on demand, just to give us some scale as to, you know, what projects you're going on there? Is - could that be as exciting as an opportunity, for example, as storage has been or metro Ethernet? What does that look like?

Mitch Truelock: This is Mitch Truelock. Chet, yes, I actually think it is - obviously, there has been no shortage of press releases by the cable MSOs on video on demand and how aggressive they are getting. It actually is a very large opportunity. Each of the major markets are looking at rolling out video on demand. And they typically want to deploy a, you know, 10-port, eight-port Gigabit Ethernet card running over a 10 gig link. So, you know, most of the networks have to be upgraded to (OC1 and 2). So not only is there the video on demand, the VOD card itself, but there's an upgrade to the networks. So there's, you know, quite a bit of opportunity if you look at most of the networks being OC48 at this point.

Chet White: I see. And what types of projects are going on? Is it something that can happen this Fall or is it more of an '04 item?

Mitch Truelock: Oh, no. They're actually already - in fact, we have customers waiting for our product to come out. There are projects already going on right now.

Chet White: OK. And that's mainly your domestic MSOs? Are there any European opportunities?

Mitch Truelock: It's primarily North America. It's interesting, you talk about storage area networking, I think storage area networking is a very large market for North America. But it's a little bit flipped. In North America, video on demand is a focus at this point, and in Europe, it's storage area networking. The cable companies in Europe are looking at video on demand, are interested in our 10-ports, Gigabit Ethernet card. But will probably be rolling out video on demand in '04. And on the flip side, we'll - there are a lot of carriers ((inaudible)) are just now starting to look at storage area networking, which has been a big market in Europe over the last year.

Phillip Arneson: Manfred, could you comment on the European answer to Mr.
     White's question?

Manfred Seehagen: Yes. I think for video on demand, the market itself in the U.S., it's a little bit more enhanced at the moment. Though the companies are looking for this and we also have one ((inaudible)) on this. So there will be also some ((inaudible)) on video on demand. So this is an opportunity. But the services will be first in place in the U.S.

Chet White: I see. Thank you very much.

Phillip Arneson: Thank you, Chet.

Mitch Truelock: Thank you, Chet.

Operator: I would like to remind everyone that it is star one for a question at this time. And next we'll go to Jay Wigdale with Lake Front Partners.

Phillip Arneson: Hello, Jay.

Jay  Wigdale: Hello. What revenue run rate do you need to get to break even?

Joe Armstrong: Sure, Jay, this is Joe. The - what we've projected on this Sorrento Networks Inc. side was approximately $12.5 million a quarter. Right now with the addition of LuxN, we will obviously get the benefits of their revenue going forward. But we'll also look at combining the various engineering operations, G&A, sales and marketing groups such that we don't have duplicate organizations totally. And part of that integration, the goal is to reduce our expenses. And our goal is to bring down the breakeven point to the same place we had at First Rental Networks Inc. which would be combined at about $12.5 million once the integration and everything else is complete.

Jay Wigdale: OK. What do you expect the cash flow - what was the actual negative cash flow in the quarter?

Joe Armstrong: We used approximately $3.8 million from where we ended up on April 30th through where we're at the end of July 31st. We replaced that $3.8 million with the acquisition of LuxN, through that acquisition. The real cash flow becomes - the gating item is our revenue.

     We continue to make progress on our expense reductions, but we also have to make progress on our revenue. And we've got good customers that pay their bills on time. And we don't have any real problems with bad accounts or anything like that right now. So the negative cash flow is really, for the most part, dependent upon our revenue results. And we're focused very much on trying to improve those this quarter.

Jay Wigdale: If you were to kind of (lop) the LuxN acquisition into this quarter, how - what would - how would that have contributed further to a negative cash flow?

Joe Armstrong: Well, I can't really go into all that details. I will say that we are going to be reporting the LuxN audited results. Our auditors are up there right now completing their fiscal year end, which was June 30th. We're required to report those results within 30 days of the acquisition. The acquisition was on August 8th. So we'll be - hopefully be able to meet or beat those 60-day requirements and be coming out with the audited results of LuxN in a short period of time.

Jay Wigdale: OK. And then I guess lastly just, you know, we've talked about the need to raise capital. How close are we?

Joe Armstrong: Well, I think - we're looking at all options. In capital, we're sitting on some significant assets quite frankly that we have that potentially could be converted to cash or two of those big assets are the buildings that we own here in San Diego. We also have the opportunity with the acquisition, we've acquired a certain inventory and equipment and stuff. And as we look at the integration, we may be able to convert some of that excess inventory and excess equipment into cash. And certainly, there's a traditional approach of going out and having new investors in the company.

Jay Wigdale: I mean, in terms of - I guess I would view the first two you described as temporary fixes. Can you maybe give me some kind of odds in terms of getting some new investment dollars into the company from an outside investor?

Phillip Arneson: Jay this is Phil Arneson, let me just add to what Joe said and answer your question this way. You know, we are constrained about reporting detail on efforts with regard to raising investment capital. But it's ((inaudible)) and proper for me to say that you would expect that our working capital needs will be served by, you know, raising working capital from the outside as well as the managing the assets that we have that Joe referred to.

     So we are - let's just say I really don't want to go into that in any more detail. I think I've conveyed the thrust of your question.

Jay Wigdale: OK. Thank you.

Phillip Arneson:  Thank you, Jay.

Operator: I would like to remind everyone, again, it is star one for a question.
     And we'll take a follow up question from Chet White with Merriman Curhan Ford.

Chet White: Hi. I was just wondering if you could add a little bit more color to the - what else - what other assets you've got with the LuxN deal? I take it was 1.3 million shares and 400,000 warrants. And was there any other hard assets behind that, just to give us some - a little bit more color on their operation?

Male: Sure. LuxN, as Tom mentioned, has had a significant amount of investments going to the company primarily in the technology end of the business. And we have certainly great products. Some of those products have patents and other protection we'll be utilizing for our product lines. There's also a significant amount of inventory not only inventory for their product line, but inventory that could be used ((inaudible)) in our product line. So that cuts our need down significantly in our cash flow requirements for shipping some of our existing products.

     They have a world class, what I would say operations facility for testing and manufacturing the product. A lot of that can be used for our product and theirs. And quite frankly, we've got some excess equipment. So primarily what we acquired up there along with the cash that came into the company on the acquisition which was through the issuance of our shares, is inventory and technology. We've actually absorbed no liabilities on the acquisition, which was very positive. So we see it as a huge opportunity for sales and for working capital in the future.

Chet White: I see. And are you looking - you mentioned that you're looking towards more acquisitions like that. Is that type of opportunity out there in, I guess, numerous other places as you look at other companies potentially acquire a merger?

Phillip Arneson: Chet, this is Phil Arneson. That's a good question, and yes I did allude to that. And we're very serious about it. I think one could expect that there's a pattern where you could observe that there's a pattern out there where there's a number of very fine companies, well-managed companies such as LuxN that had substantial investment capital behind it and did a very fine job of execution. But did not enjoy the same blue chip customer base that Sorrento has. LuxN in it's own had something like over 20 customers and we would consider several of those Blue Chip. The - so we are leveraging those as we have talked about before.

     But out there in the marketplace are other companies that have had substantial investment capital put into them, and who do not enjoy - have not yet been able to capture the kind of customer base that LuxN did and the kind of customer base that Sorrento has, and need to leverage that investment into a marketplace that Sorrento/LuxN already has.

     And so you could expect that we would be discussing those kinds of opportunities as we continue to be opportunistic. I want to emphasize, thoughtful. But we're going to be aggressive about building up our customer base and our technology base as we move forward.

Chet White: I see. Thank you very much.

Phillip Arneson: Thank you, Chet. I think that will conclude the questions for today. I'm told there are no further questions in the queue. So with that, I want to thank you for your attention and for your interest in Sorrento. May I turn the meeting back to you, Josh?

Operator: Thank you, sir. This does conclude today's conference. You may now disconnect and we do appreciate your participation.


                                       END